CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-250872 on Form S-6 of our report dated January 6, 2021, relating to the financial statement of FT 9099, comprising Market Strength Allocation Opportunity Portfolio, Series 16, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 6, 2021